SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11 or
    Section 240.14a-12

                      GUY F ATKINSON COMPANY OF CALIFORNIA
                (Name of Registrant as Specified in its Charter)

                                THERESE AMBRUSKO
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

             GUY F. ATKINSON COMPANY OF CALIFORNIA
                       1001 Bayhill Drive
                  San Bruno, California 94066

                        ________________

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           __________



                                      San Bruno, California
                                             March 28, 1996

    The Annual Meeting of Shareholders of Guy F. Atkinson Company of California (the "Company") will be held at the South San Francisco Conference Center, 255 South Airport Boulevard, South San Francisco, California, on Thursday, April 18, 1996, at 10:30 A.M. for the following purposes:

      1. To elect directors to serve until the 1997 Annual Meeting of Shareholders and thereafter until their respective successors are elected or appointed.

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

      All of the above matters are more fully described in the accompanying Proxy Statement. Only shareholders of record on the books of the Company at the close of business on March 5, 1996 will be entitled to vote at the meeting or any postponement or adjournment thereof.

      To assure your representation at the meeting, it would be appreciated if you would sign and return the enclosed proxy. The giving of such proxy will not affect your right to vote in person should you decide to attend the meeting.




                                       Therese Ambrusko
                                           Secretary

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                       1001 Bayhill Drive
                  San Bruno, California 94066
                        ________________

                        PROXY STATEMENT

                           __________

                                    Mailing date: March 28, 1996

      Your proxy in the form enclosed is solicited by the Board of Directors of Guy F. Atkinson Company of California (the
"Company") in connection with the Annual Meeting of Shareholders to be held on April 18, 1996 and any adjournment thereof. A proxy may be revoked at any time before it is exercised by voting in person at the meeting, by giving written notice to the Secretary of the Company or by giving a later dated proxy. The shares represented by the proxies received which have been properly dated and signed and not revoked will be voted at the Annual Meeting.

      Only shareholders of record on the books of the Company at the close of business on March 5, 1996 will be entitled to vote at the meeting. As of March 5, 1996, the outstanding voting securities of the Company consisted of 8,926,154 shares of Common Stock, par value $0.01 per share. Each shareholder entitled to vote at the meeting is entitled to one vote for each share held as of the record date.

      With respect to the election of directors, the candidates elected are those receiving the highest number of affirmative votes up to the number of directors to be elected. Any other matter submitted for shareholder approval at the Annual Meeting will require the affirmative vote of a majority of the shares of the Company's Common Stock represented and entitled to vote at the meeting, assuming that shares constituting more than 50% of the total number of shares entitled to vote are represented at the meeting. The number of abstentions and broker non-votes with respect to any matter being voted on are not counted either for or against the matter.

      All expenses in connection with the solicitation of proxies will be paid by the Company. In addition to solicitation by mail, officers, directors, and regular employees of the Company who will receive no extra compensation for their services may solicit proxies by telephone, telegraph or personal call.
      A copy of the Company's Annual Report to Shareholders containing financial statements for the fiscal year ended December 31, 1995 accompanies this Proxy Statement.

                     ELECTION OF DIRECTORS

      Eight directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected or appointed and qualified. All of the nominees are presently members of the Board of Directors of the Company. Unless marked to the contrary, the proxies received will be voted FOR the election of the nominees named below. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the balance of those named and for such other nominee as the Board may select, or the size of the Board may be reduced accordingly.

Information With Respect to Nominees

      Listed below are the names and ages of the nominees, their principal employment for the past five years and the year in which each nominee became a director of the Company.

                           Principal Employment for     Director
       Name           Age    the Past Five Years         Since
       ----           ---  ------------------------     --------

Jack J. Agresti........58 Chief Executive Officer and     1990
                          President of the Company
                          since April, 1994; President
                          and Chief Operating Officer
                          of the Company from April,
                          1991 to April, 1994; Executive
                          Vice President from April,
                          1990 to April, 1991; Group
                          Vice President from February,
                          1985 to April, 1990; Director
                          of American Ecology Corpora-
                          tion.

Duane E. Atkinson......68 Vice President of the Company   1979
                          since 1980.
Ray N. Atkinson .......67 Vice Chairman of the Company    1979
                          from May, 1982 to May, 1991,
                          when he retired.

William E. Burch.......71 Director of Kuhlman Industrial  1988
                          Corporation and Central PreMix
                          Concrete Company; Director,
                          President and Chief Executive
                          Officer of Fred S. James and
                          Company from June, 1975 to
                          January, 1981.

                           Principal Employment for    Director
       Name           Age     the Past Five Years        Since
       ----           ---  ------------------------    --------

J. Phillip Frazier...  57 Operating Partner, Stonebridge  1987
                          Partners since January, 1995;
                          Chairman and Chief Executive
                          Officer of Hyster-Yale
                          Materials Handling, Inc.
                          from June, 1989 to September,
                          1992; President and Chief
                          Executive Officer from August,
                          1988 to June, 1989; President
                          and Chief Operating Officer
                          from June, 1985 to August, 1988.

Donald R. Kayser...... 65 Interim Chairman and Chief     1992
                          Executive Officer of Louisiana
                          Pacific Corporation from
                          August, 1995 to January, 1996;
                          Principal, Kayser Partners,
                          Ltd. since June, 1988; Execu-
                          tive Vice President and Chief
                          Financial Officer of Morrison
                          Knudsen Corp. from September,
                          1988 to February, 1990; Senior
                          Vice President and Chief Finan-
                          cial Officer of Allied Signal
                          Corporation from April, 1984
                          to June, 1988.

Ross J. Turner........ 65 Director of Rio Algom Limited, 1988
                          The Great-West Assurance Com-
                          pany and Wolverine Tube, Inc.;
                          Chairman of Genstar Investment
                          Corporation since 1986; Chief
                          Executive Officer and Presi-
                          dent or Chairman of Genstar
                          Corporation for more than
                          five years preceding
                          December, 1986.
John F. Whitsett...... 55 Chairman of the Board of       1979
                          Directors of the Company since
                          February, 1995; President of
                          Standard Brass Foundry for more
                          than the past five years.

John F. Whitsett is the first cousin of Duane E. Atkinson and Ray N. Atkinson, who are brothers.

Stock Ownership of Executive Officers and Directors

      The following table sets forth information as of January 31, 1996 as to shares of Common Stock of the Company beneficially owned by each of the present directors and nominees for election as directors, and by each of the executive officers named in the Summary Compensation Table beginning on page 6 and all directors and executive officers of the Company as a group. Except as otherwise indicated and subject to applicable community property laws, each person has sole investment and voting power with respect to the shares shown.

                             Number of shares of
                             Common Stock and
                             Nature of Beneficial    Footnote    Percent
         Name                Ownership (1)           Number      of Class
         ----                --------------------    --------    --------

Jack J. Agresti                    120,849                         1.35
Duane E. Atkinson                   75,894           (2)           *
Ray N. Atkinson                    122,754           (2)(3)(6)     1.37
William E. Burch                     9,000                         *
William J. Carlson                  51,302                         *
J. Phillip Frazier                   1,000                         *
John F. Huguet                      23,946                         *
Donald R. Kayser                     1,000                         *
Herbert D. Montgomery                3,768                         *
Ross J. Turner                       3,000                         *
Thomas J. Walsh, III                13,621                         *
John F. Whitsett                   112,141           (4)(5)        1.25

All directors and executive
officers as a group (14
persons including those
named above)                       569,460           (7)           6.36

-------------
* Less than 1%

(1)  Includes shares allocated under the Company's Retirement
     Stock and Investment Plan, as follows: Jack J. Agresti,
     33,071 shares; Duane E. Atkinson, 18,471 shares; Ray N.
     Atkinson, 19,817 shares; William J. Carlson, 16,818 shares; Herbert D. Montgomery, 187 shares; Thomas J.
     Walsh, III, 8,758 shares; and all directors and executive officers as a group, 116,891 shares. Also includes options that are currently exercisable as follows:
     Jack J. Agresti, 78,948 shares; William J. Carlson, 34,304 shares; John F. Huguet, 23,946 shares; Herbert D. Montgomery, 2,581 shares; Thomas J. Walsh, III, 4,863 shares; and all directors and executive officers as a group, 155,478 shares.

(2) Does not include 641,910 shares held by the Atkinson Foundation of which Duane E. Atkinson and Ray N. Atkinson are directors. The directors have no beneficial interest in such shares.

(3) Includes 1,125 shares held in custodial accounts for three grandchildren of Ray N. Atkinson, as to which he has sole voting and investment power and as to which he disclaims beneficial ownership. Does not include 3,000 shares held by Mr. Atkinson's wife, as to which he has neither voting nor investment power and as to which Mr. Atkinson disclaims beneficial ownership.

(4) Does not include 861,620 shares held by the Myrtle L. Atkinson Foundation, of which John F. Whitsett is a director. Mr. Whitsett has no beneficial interest in such shares.

(5) Includes 20,610 shares held in trust or in custodial accounts of which Mr. Whitsett is the sole trustee or custodian and as to which he has sole investment and voting power. Does not include 4,723 shares held by Mr. Whitsett's wife, as to which Mr. Whitsett disclaims beneficial ownership.

(6) Does not include 817,517 shares held by Willamette University. Ray N. Atkinson is one of eight members of a committee of the Board of Trustees of Willamette University which has voting power with respect to such shares. Mr. Atkinson disclaims beneficial ownership thereof.

(7) Excludes shares excluded in notes (2), (3), (4), (5), and (6) above. Includes shares included in notes (3) and (5) above.

Compensation of Directors and Executive Officers

Executive Officers' Compensation

      The following table sets forth the compensation earned during the three fiscal years ended December 31, 1995 by the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM COMPENSATION
                                                                     -------------------------------------
                                         ANNUAL COMPENSATION                    AWARDS             PAYOUTS
                                ------------------------------------ --------------------------- ---------
           (A)             (B)      (C)        (D)         (E)(1)        (F)(2)         (G)          (H)        (I)(3)
                                                                       RESTRICTED
                                                        OTHER ANNUAL     STOCK                      LTIP      ALL OTHER
         NAME AND                  SALARY     BONUS     COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS   COMPENSATION
    PRINCIPAL POSITION     YEAR     ($)        ($)          ($)           ($)           (#)          ($)         ($)
------------------------ ------ ---------- ---------- -------------- ------------ -------------- --------- --------------
J. J. Agresti ...........1995   $375,000   $187,500                               65,000                   $14,544
 President and Chief     1994   $358,271    $50,000                               51,613                   $13,048
 Executive Officer       1993   $295,000         $0                               31,200                   $11,997
W. J. Carlson ...........1995   $250,000    $65,000                               30,000                    $9,564
 Senior Vice President   1994   $250,000         $0                               18,065                    $9,517
 of the Company,         1993   $235,000         $0                               18,200                   $11,750
 President, Atkinson
 Construction Company
H. D. Montgomery* .......1995   $175,000    $70,000                               25,000                    $5,676
 Senior Vice President,  1994    $88,513    $25,000                               10,323                      $598
 Chief Financial Officer 1993         --         --                                   --                        --
 and Treasurer
J. F. Huguet** ..........1995   $174,456   $100,000                               30,000                   $20,228
 Senior Vice President   1994   $141,218    $21,951                               12,903                   $14,527
 of the Company, Presi-  1993   $139,194    $90,476                               10,400                   $14,278
 dent Commonwealth Con-
 struction Company
T. J. Walsh, III ........1995   $170,000    $40,000                               25,000                    $8,747
 Vice President of the   1994   $150,000         $0                                6,452                    $8,497
 Company, President,     1993   $130,000         $0                                6,500                    $7,000
 Walsh Construction
 Company

* Mr. Montgomery joined the Company in June, 1994. His salary on an annualized basis in 1994 was $160,000.

**  Compensation figures converted from Canadian dollars.

*** The number of options granted in 1993 and 1994 has been adjusted to account for the extraordinary dividend declared in February, 1995.

(1) No named executive officer received perquisites or personal benefits, the aggregate value of which exceeded the lesser of $50,000 or 10% of salary and bonus. No other value was received that required reporting in this column.

(2) As of December 31, 1995, the named executive officers held performance restricted stock in the following amounts: J. J.
    Agresti: 8,500 shares; W. J. Carlson: 5,500 shares; H. D.
    Montgomery: 0 shares; J. F. Huguet: 3,500 shares; T. J. Walsh, III:
    2,500 shares. The restricted stock is subject to vesting provisions based upon the achievement of certain earnings per share goals. Such goals have not been achieved and none of the stock has vested. The number and value of the aggregate restricted stock holdings for the named executives at the end of the 1995 fiscal year was 20,000 shares and $207,600, respectively.

(3) The amounts disclosed in this column include:

    (a) Company contributions made in fiscal year 1995 to the Stock Plan and Investment Plan portions of the Atkinson Retirement Stock and Investment Plan on behalf of the named executive officers as follows:

         Investment Plan portion: J. J. Agresti, $3,000; W. J.
         Carlson, $3,000; H. D. Montgomery, $1,750; T. J. Walsh, III,
         $3,000.

         Stock Plan portion: J. J. Agresti, $4,500; W. J. Carlson, $4,500; H. D. Montgomery, $2,625; T. J. Walsh, III, $4,500.

    (b)  Company contributions made in fiscal year 1995 to the Guy
         F. Atkinson Holdings Ltd. Employees' Money Purchase Pension Plan on behalf of John F. Huguet in the amount of $19,338. Guy F. Atkinson Holdings Ltd. is a Canadian subsidiary of Guy F. Atkinson Company.

    (c) Payment by the Company in fiscal year 1995 of premiums for term life insurance on behalf of the named executive officers as follows: J. J. Agresti, $7,044; W. J. Carlson, $2,064; J. F. Huguet, $890; H. D. Montgomery, $1,301; T. J. Walsh, III, $1,247.

Directors' Compensation

    During 1995 directors who were not employees were entitled to receive an annual director's fee of $15,000, plus $1,500 for each Board meeting attended. Directors who were not employees of the Company further were entitled to receive, if serving as chairman of any committee of the Board, an annual fee of $1,500, plus $500 for each committee meeting attended or, if serving as a member of such committee, an annual fee of $1,000, plus $500 for each committee meeting attended. Effective January 1, 1996, the director's fees will be as follows: annual fee, $16,000; Board meeting fee, $1,500 per meeting; committee chair annual fee, $3,000; committee member annual fee, $2,000; committee meeting fee, $1,000 per meeting.

    Mr. Whitsett receives a fee of $5,000 per month to serve as the Chairman of the Board of Directors. This is in addition to the other fees he receives as a director.

              OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table sets forth the option grants made to the executive officers named in the Summary Compensation Table above during the 1995 fiscal year. No stock appreciation rights were granted in the 1995 fiscal year.

                                                                            GRANT
                            INDIVIDUAL GRANTS                             VALUE DATE
----------------------------------------------------------------------- ------------
       (A)            (B)           (C)            (D)          (E)          (F)
                                % OF TOTAL
                    OPTIONS   OPTIONS GRANTED  EXERCISE OR                GRANT DATE
                    GRANTED    TO EMPLOYEES    BASE PRICE    EXPIRATION    PRESENT
      NAME      (# SHARES)(1) IN FISCAL YEAR    ($/SHARE)       DATE     VALUE ($)(2)
---------------- ----------- --------------- ------------- ------------ ------------
J. J. Agresti    65,000      24.8%            7.81         4/20/05      293,605
W. J. Carlson    30,000      11.5%            7.81         4/20/05      135,510
H. D. Montgomery 25,000       9.5%            7.81         4/20/05      112,925
J. F. Huguet     30,000      11.5%            7.81         4/20/05      135,510
T. J. Walsh, III 25,000       9.5%            7.81         4/20/05      112,925

(1) Options were granted on April 20, 1995. The options are exercisable with respect to 25% of the shares on the four anniversary dates following the date of grant. Each option is exercisable over a period of up to ten years from the date of grant, subject to continued employment. Payment of the option purchase price may be made in cash, or shares of the Company's Common Stock owned by the optionee for a period of six (6) months, or in any combination of cash and shares of the Company's Common Stock.

(2) Present value was calculated using the Black-Scholes pricing model which involves an extrapolation of future pricing levels based solely on past performance. Use of this model should not be viewed in any way as a forecast of the future performance of the Company's stock which will be determined by future events and unknown factors.

The inputs used in deriving present value were as follows:

o April 20, 1995 grant date fair market value    $7.81
o April 20, 1995 grant date exercise price       $7.81
o Expected dividend yield                        0.00%
o Expected time to expiration calculated using 100% of grant term
    (10 years)
o Expected volatility equal to the standard deviation of Atkinson quarterly closing stock prices over the period starting first quarter 1986 and ending fourth quarter 1995
o Risk-free rate of return determined using the U.S. Treasury constant maturity yield on the date of grant (10 year rate)

                     AGGREGATED OPTION EXERCISES IN 1994
                      AND FISCAL YEAR-END OPTION VALUES*

                    EXERCISES DURING YEAR            FISCAL YEAR END
                 ------------------------------ ----------------------------------
       (A)              (B)          (C)           (D)                 (E)
                                                NUMBER OF
                                                SECURITIES          VALUE OF
                                                UNDERLYING         UNEXERCISED
                                                UNEXERCISED       IN-THE-MONEY
                                                OPTIONS (#)         OPTIONS**

                  SHARES ACQUIRED     VALUE     EXERCISABLE/       EXERCISABLE/
       NAME       ON EXERCISE (#)  REALIZED ($) UNEXERCISABLE      UNEXERCISABLE
---------------- --------------- -------------- --------------- ------------------
J. J. AGRESTI    NONE            NONE            78,948/119,310  $207,282/$364,448
W. J. CARLSON    NONE            NONE            34,304/52,649    $95,381/$157,657
H. D. MONTGOMERY NONE            NONE             2,580/32,743     $5,884/$81,902
J. F. HUGUET     NONE            NONE            23,945/44,878    $63,327/$130,544
T. J. WALSH, III NONE            NONE             4,863/33,089    $16,415/$93,021

* Option Terms: Option price is market at grant; term is ten years, subject to continued employment. Right to exercise vests for 25% of each award's shares per year; full vesting occurs in four years. Optionees may purchase optioned shares with payment in cash or shares of the Company's common stock.

**Based upon stock closing price of $10.38 on December 31, 1995

                          PENSION PLANS

  The following table sets forth the estimated annual benefits payable upon retirement to Company employees under the Atkinson
1987 Pension Plan and the Company's Excess-Benefit Plan ("the
Pension Plans").

                              PENSION PLAN TABLE

                                          YEARS OF SERVICE
               ---------------------------------------------------------------------
 REMUNERATION      15        20        25        30        35        40        45
-------------- --------- --------- --------- --------- --------- --------- ---------
$125,000       $28,022   $36,265   $44,509   $52,753   $60,997   $69,241   $77,485
$150,000        33,972    43,965    53,959    63,953    73,947    83,941    93,935
$175,000        39,922    51,665    63,409    75,153    86,897    98,641   110,385
$200,000        45,872    59,365    72,859    86,353    99,847   113,341   126,835
$225,000        51,822    67,065    82,309    97,553   112,797   128,041   143,285
$250,000        57,772    74,765    91,759   108,753   125,747   142,741   159,735
$275,000        63,722    82,465   101,209   119,953   138,697   157,441   176,185
$300,000        69,672    90,165   110,659   131,153   151,647   172,141   192,635
$325,000        75,622    97,865   120,109   142,353   164,597   186,841   209,085
$350,000        81,572   105,565   129,559   153,553   177,547   201,541   225,535
$375,000        87,522   113,265   139,009   164,753   190,497   216,241   241,985
$400,000        93,472   120,965   148,459   175,953   203,447   230,941   258,435
$425,000        99,422   128,665   157,909   187,153   216,397   245,641   274,885
$450,000       105,372   136,365   167,359   198,353   229,347   260,341   291,335
$475,000       111,322   144,065   176,809   209,553   242,297   275,041   307,785
$500,000       117,272   151,765   186,259   220,753   255,247   289,741   324,235
$525,000       123,222   159,465   195,709   231,953   268,197   304,441   340,685
$550,000       129,172   167,165   205,159   243,153   281,147   319,141   357,135
$575,000       135,122   174,865   214,609   254,353   294,097   333,841   373,585

    The compensation covered for purposes of the Pension Plans is salary and bonus. In 1995, the named executive officers received covered compensation as follows: J. J. Agresti, $562,500; W. J. Carlson, $315,000; J. F. Huguet, not applicable;
H. D. Montgomery, $245,000; T. J. Walsh, III, $210,000.  Mr.
Huguet does not participate in the Pension Plan.

    The estimated credited years of service for the named executive officers are as follows: J. J. Agresti, 36; W. J.
Carlson, 24; J. F. Huguet, not applicable; H. D. Montgomery, 1;
T. J. Walsh, III, 15.

    The calculations are straight-life annuity amounts based upon current plan formulae and are not subject to Social Security offsets.


Employment Agreements

    In 1994, the Company entered into an employment agreement with
J. J. Agresti, under which Mr. Agresti's employment will continue for a period of three years from April 21, 1994 and will renew automatically for additional periods of one year each, unless either party gives three months' written notice of intent to terminate, up until Mr. Agresti's 65th birthday. The agreement also provides that if Mr. Agresti voluntarily resigns or the Company terminates his employment for any reason other than cause following a change in control of the Company, he will be entitled to receive his salary and benefits for three years after the termination.

Report on Executive Compensation

    The Board of Directors determined all of the Company's
Executive Compensation policies during 1995, managed policy decisions on executive pay programs and established the compensation of the President and Chief Executive Officer.

     The Executive Compensation Committee (hereafter "Committee") is appointed annually to advise the Board of Directors on matters of executive compensation. The Committee makes compensation recommendations to the Board for the Chief Executive Officer position as well as the Chief Operating Officer position, if occupied, and proposes to the Board the terms of the programs and plans for managing executive pay. The Committee's members are William E. Burch (Chairman), Donald R. Kayser and Ross J. Turner. Each is an independent outside Director; none is a former employee of the Company. No one on the Committee participates in the compensation described here for executives, and the Committee retains its own consulting firm to advise it from time to time.

    In evaluating and voting on the Company's executive compensation awards, the Board seeks to achieve the following objectives:

    o To attract, motivate and retain outstanding executives by providing compensation opportunities consistent with those in the industry for similar positions.

    o To offer incentive for business success by putting a significant portion of each executive's total pay at risk, based on Company performance (assessing in the short term desirable operating results and, in the long term, stock price growth and total shareholder return).

    o To encourage career service by providing retirement income for executive service consistent with industry practice.

    The Committee recommended to the Board the compensation for Jack J. Agresti as President and Chief Executive Officer. Mr. Agresti, who is also a member of the Board of Directors, did not participate in any Board discussions regarding his own pay nor did he vote on his own compensation.


    Base Salary

    The Committee annually reviews salary levels for the named executive officers in relation to information available about salary levels for comparable positions in the industry as well as annual rates of executive salary movement within the industry.
It is the Committee's general policy to position the base salary of executive officers, including the Chief Executive Officer, approximately at mid-range (50th percentile) of salaries for
comparable industry positions.   Survey data for this analysis is
provided by an independent, outside consulting firm retained by the Committee.

    In February, 1995, the Board, acting on the Committee's recommendation, approved the continuation of the base salary awarded to Mr. Agresti when he was promoted to the position of President & Chief Executive Officer on April 21, 1994. Available survey data confirmed that this action met the Board's objective to maintain salaries at a competitive level.

    When appointed President and Chief Executive Officer on April
21, 1994, the Company entered into an employment agreement with Mr. Agresti, and the terms of that employment agreement are described on page 11 of this Proxy Statement.

    The Chief Executive Officer recommends to the Executive Compensation Committee salary adjustments for the other executive officer positions. The Committee reviews these recommendations based on the same criteria used to evaluate the competitive base salary of the Chief Executive Officer position.

    During 1995, three of the other named executive officers were awarded base salary increases as recommended by the Chief
Executive Officer. The Committee concurred with these recommendations on the basis of presented data on salary levels for comparable positions within the industry.


    Annual Incentive Awards

    The Board encourages executives to achieve desirable annual operating results by offering such executives opportunities to earn annual incentive awards. These incentive opportunities are designed to put a significant portion of an executive's total pay "at risk," subject to the achievement of financial and operating goals at levels designed to be consistent with industry practice. The Chief Executive Officer and the Chief Operating Officer (when the position is occupied), participate in individual incentive opportunities funded on the basis of attainment of specific corporate financial goals set by the Board.

    The other named executive officers also participate in annual incentive compensation plans which fund when pre-established corporate financial goals are achieved relating to their positions and/or pre-established goals related to the operating plans of the businesses for which they are responsible are achieved. Target awards for the five named executive officers were set from 35% to 50% of base salary, with maximum awards not to exceed 2.2 times these targets.

    As shown on the Summary Compensation Table, all five named executive officers were granted annual incentive awards for 1995 based on the level of attainment of pre-established financial goals and individual achievement factors. The specific 1995 corporate financial goals set by the Board for the Chief Executive Officer were attained slightly above 100% of the target level. Coupled with the evaluation of Mr. Agresti's individual achievements during the year, the Board awarded Mr. Agresti 100% of his target award amount.

    For the other named executives, attainment in 1995 of pre-established financial goals and individual achievement factors ranged from 40% to 200% of their target award amounts.


    Long-term Incentive Awards

    The Company offers incentive to management for contributions to stock price growth and total shareholder return through participation in the 1990 Executive Stock Plan. The Plan, which was amended and restated by shareholders in April, 1995, provides for awards of non-qualified and incentive stock options, restricted stock, and stock appreciation rights to officers and other key employees, and represents additional "at risk" compensation. All named executive officers were participants in the Plan and all named officers received stock option awards in 1995, which are shown in the Summary Compensation Table and the Option/SAR Grants Table. Most of the options granted to date have achieved some gain but the realization of meaningful compensation values from them depends on future stock price growth.

    No awards of restricted stock were made in 1995. Previous awards of restricted stock made in 1992 are described in the Summary Compensation Table footnote. The unqualified ownership of awarded shares of restricted stock were dependent upon attaining specific earnings per share goals for each of the three years following the grants; short of achieving each year's goal, a percentage of the awarded restricted shares were forfeited back to the Company. Earnings per share goals were not met in 1993, 1994 or 1995, and all remaining shares awarded were forfeited on March 5, 1996.

    The Board believes the amended and restated 1990 Executive
Stock Plan is well designed to encourage management's effort in the shareholders' interests. Little value will be realized from the Plan unless those interests are well served.

    The Company has not adopted a policy regarding how it will address section 162(m) of the Internal Revenue Code regarding the deductibility of certain compensation because no officer of the Company will earn compensation that approaches the million dollar limitation.


    The Board of Directors:
         Jack J. Agresti
         Duane E. Atkinson
         Ray N. Atkinson
         William E. Burch
         J. Phillip Frazier
         Donald R. Kayser
         Ross J. Turner
         John F. Whitsett

                       PERFORMANCE GRAPH*

    Note: The stock performance shown on the graph below is not necessarily indicative of future price performance.

The following graph compares the percentage change in the cumulative total shareholder return of the Common Stock of Guy F. Atkinson Company of California ("Atkinson") over the last five fiscal years with the performance of the NASDAQ Stock Market - US Index and a Peer Group over the same period. The returns were calculated assuming the investment in Atkinson Common Stock, the NASDAQ Stock Market - US Index and the Peer Group on December 31, 1990, and reinvest-ment of all dividends.

              [TABLE FOR PERFORMANCE GRAPH IN EDGAR FORMAT]
             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
  AMONG GUY F. ATKINSON COMPANY, THE NASDAQ STOCK MARKET - US INDEX
                            AND A PEER GROUP

MEASUREMENT PERIOD                         NASDAQ STOCK
(FISCAL YEAR COVERED)       ATKINSON      MARKET-US INDEX     PEER GROUP
---------------------       --------      ---------------     ----------
Measurement Pt -- 12/31/90  $100.00       $100.00             $100.00
FYE 12/31/91                  90.00        161.00              122.00
FYE 12/31/92                 129.00        187.00              112.00
FYE 12/31/93                 114.00        215.00              121.00
FYE 12/31/94                 138.00        210.00               74.00
FYE 12/31/95                 174.00        296.00               68.00

* The Peer Group includes the following companies: Granite Construction Incorporated, Kasler Holding Company, Michael Baker Corporation, Morrison Knudsen Corporation, Perini Corporation and The Turner Corporation. These are the same companies which have made up the Peer Group since 1993, except Blount, Inc., which was deleted from the Peer Group in 1994 because it ceased operating as a construction company.

Certain Transactions

    In 1991, William J. Carlson, then President of Walsh Construction Company division, was relocated by the Company from Trumbull, Connecticut to its headquarters in South San Francisco, California. In connection with his relocation, Mr. Carlson received a loan which is guaranteed by Guy F. Atkinson Company, a Nevada corporation. The loan is in the amount of $156,000 and is secured by a deed of trust on Mr. Carlson's new residence.
The entire principal amount of the loan is due on December 31, 1996 and annual interest payments are required on the outstanding principal at the rate of 6.00 percent per annum.

Committees of the Board of Directors; Meetings

    The Company has standing audit, executive compensation and nominating committees of the Board of Directors.

    The Audit Committee consists of three directors appointed by the Board. The current members of the Audit Committee are William
E. Burch, J. Phillip Frazier, and Donald R. Kayser. The Audit Committee recommends to the Board the appointment of an independent accounting firm, reviews the financial statements of the Company with such accounting firm, inquires into the effectiveness of the Company's internal auditing methods and procedures, and reports to the Board. The Audit Committee held three meetings during 1995.

    The Executive Compensation Committee consists of three directors appointed by the Board, none of whom may be the Chairman or the President of the Company. The current members of the Compensation Committee are William E. Burch, Donald R.
Kayser, and Ross J. Turner. The Compensation Committee held four meetings in 1995.

    The Nominating Committee consists of three directors appointed by the Board. The current members of the Nominating Committee are Duane E. Atkinson, Ray N. Atkinson, and Ross J. Turner. The Nominating Committee recommends to the Board nominations of directors. The Nominating Committee held no meetings during 1995. The Committee will consider nominations recommended by shareholders, which should be directed to the Secretary of the Company.

    Ten meetings of the Board of Directors were held in 1995. Each of the directors attended no less than seventy-five percent of the meetings of the Board and the standing committees on which such director serves.

CERTAIN BENEFICIAL OWNERS OF SECURITIES

    The persons listed below are known to the Company to be beneficial owners as of January 31, 1996 of more than 5% of the Company's Capital Stock(1). Such persons have sole voting and investment power with respect to the shares set forth opposite their names below.

                                  AMOUNT AND
                                    NATURE       PERCENT
      NAME AND ADDRESS OF        OF BENEFICIAL     OF
        BENEFICIAL OWNER           OWNERSHIP      CLASS
------------------------------ --------------- ---------
Myrtle L. Atkinson Foundation  861,620          9.6
 5828 Las Positas Road
 Livermore, CA 94550
Willamette University .........817,517          9.1
 Salem, OR 97301
Atkinson Foundation ...........641,910          7.2
 1100 Grundy Lane
 San Bruno, CA 94066
David L. Babson & Co. .........613,300          6.9
 One Memorial Drive
 Suite 1100
 Cambridge, MA 02142


__________

(1)  As of January 31, 1996, the trustee of the Atkinson
     Retirement Stock and Investment Plan was the owner of 1,642,377 shares of the Common Stock of the Company, constituting 18.3% of the Common Stock, held for the benefit of participants in the Plan. The trustee votes such shares only in accordance with instructions from such participants and disclaims beneficial ownership thereof.

                  CERTIFIED PUBLIC ACCOUNTANTS

    The firm of Coopers & Lybrand L.L.P., Certified Public
Accountants, has been the auditor for the Company for many years.
A representative of that firm is expected to be present at the Annual Meeting. He or she will be available to respond to appropriate questions and will have an opportunity to make a statement if he or she desires to do so.

                     SHAREHOLDER PROPOSALS

    To be considered for presentation to the Annual Meeting of Shareholders to be held in 1997 a shareholder proposal must be received at the offices of the Company, 1001 Bayhill Drive, San Bruno, California 94066, not later than November 28, 1996.

                         OTHER MATTERS

    The Board of Directors does not know of any other business that will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxy holders will vote in regard thereto according to their best judgment.



                            Therese Ambrusko
                               Secretary